Exhibit 10.4

AS AMENDED AND RESTATED

Date: August 4, 2022

Mr. Chan Sidney Soong-Ling

53 Cairnhill Road

#33-01 Cairnhill Plaza

Singapore 229664

Dear Mr. Chan

LETTER OF EMPLOYMENT

We, ALR Technologies SG Pte. Ltd. (“Company”), are pleased to offer you employment in the Company on the following terms and conditions (“Agreement”).

1.	APPOINTMENT

1.1	Your job designation at the Company is Chief Executive Officer. Your main duties and responsibilities are set out in Schedule B.

1.2	You shall:

(a)	use your best endeavours in the performance of your duties, as may from time to time be assigned to you;

(b)	devote necessary and reasonable amount of your time, attention and abilities to such duties during the hours of work and at other times as reasonably necessary;

(c)	perform your duties faithfully and diligently;

(d)	follow lawful and reasonable directions given to you by the Company;

(e)	promote the interests of the Company; and

(f)	comply with all applicable laws in the performance of your duties.

1.3	The Company may from time to time require you to perform such other reasonable duties in the interests of the Company and it Affiliates, and the Company will advise you in writing in advance if this happens. “Affiliates” means with respect to any entity or person, all entities which are controlling, controlled by or under common control with such entity or person (including any investment vehicle of such entity or person), or in relation to an individual, his family and relatives, as well as any business, company or corporation which they have an interest in. “control” means the power to elect or appoint a majority of directors or to direct the management of the first-mentioned entity, or the ownership of more than 50% of the voting rights of the shares or other equity interests or registered capital of such entity.

1.4	You shall not during the continuance of your employment be directly or indirectly engaged, interested or invested in any capacity in any trade, business, occupation or activities that is in direct conflict with the interests and business of the Company, without the prior approval in writing of the Company (which may be withheld by the Company at its sole discretion).

1.5	You shall not during the continuance of your employment accept any gift, gratuity, favour or benefit of any kind from a customer, client, supplier or prospective customer, client or supplier of the Company that could reasonably cause influence or create the pressure for return of a benefit, without the prior approval in writing of the Company (which may be withheld by the Company at its sole discretion).

2.	COMMENCEMENT DATE AND TERM OF SERVICE

2.1	Your appointment shall commence on July 1, 2022 (the “Commencement Date”) and shall continue unless terminated in accordance with clause 6 or clause 13.2 of the Agreement (as the case may be).

2.2	This Agreement is intended to supersede the agreement dated 25 May 2015 between ALR Technologies Inc. and you, which shall become ineffective from the date of your acceptance of this Agreement.

3.	PLACE OF WORK AND HOURS OF WORK

3.1	You will be based at the address set out in Schedule A or at such other place as may be determined by the Company. You may be required to travel on the business of the Company in the performance of your duties without additional remuneration.

3.2	You will perform such hours of work as are necessary to perform your duties. Because of the nature of your position, you agree to work reasonable additional hours (including on weekends and public holidays) of overtime in order to perform your duties. Your remuneration has been set taking these factors into account.

4.	REMUNERATION

4.1	Your remuneration is set out in Schedule A, subject to such statutory deductions and/or withholdings as may be required in accordance with any applicable legislation in force in Singapore, including but not limited to (a) any Central Provident Fund (“CPF”) contributions, if any, required under the Central Provident Fund Act (Chapter 36) of Singapore, and (b) any withholding of salary or any other sum due to you for tax clearance purposes, required under the Employment Act (Chapter 91) of Singapore.

4.2	The salary shall be subject to annual review by the Company.

4.3	You may be eligible for bonus where applicable. The amount of any bonus payments may vary from time to time. Your eligibility for and amount of bonus payments are within the Company’s sole and complete discretion. Your eligibility for any bonus is set out in Schedule A.

4.4	You shall be given an allowance for travel, communications and entertainment as set out in Schedule A.

4.5	All personal income tax on salaries, allowances, bonuses and/or perquisites will be borne by you.

4.6	Any benefits that you may be entitled to are set out in paragraph 7 and Schedule A.

4.7	The Company will reimburse you for all reasonable expenses incurred in the performance of your duties, subject to the Company’s Policies (as defined in paragraph 12 below).

5.	PROBATION

(Provision not applicable.)

6.	TERMINATION

6.1	Either party may terminate this appointment by giving written notice to the other party. The notice period is set out in Schedule A. For the avoidance of doubt, any termination by the Company under this Clause 6 shall be deemed to be a severance and shall be subject to the provisions of Clause 15.

6.2	If notice of termination of employment is given by either party, the Company may at its discretion:

(a)	pay you in lieu of the applicable notice period and require you to stop working from the date of notice of termination; or

(b)	require you to work for part of the applicable notice period and pay you in lieu of the balance of the period,

and you will comply with any such directions if they are given by the Company, including but not limited to any instructions the Company may give in connection with the handing over of work and the dealing or communication with any of its customers and/or suppliers.

6.3	The Company shall be entitled to terminate your employment immediately upon written notice (but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to your continuing obligations hereunder) in any of the following cases, namely:

(a)	if you commit any material or persistent breach of any of the provisions contained herein;

(b)	if you are guilty of any grave misconduct or willful neglect in the discharge of your duties hereunder;

(c)	if you commit an act, whether at work or otherwise, which brings the Company into disrepute;

(d)	if you become bankrupt or make any arrangement or composition with your creditors;

(e)	if you become of unsound mind; or

(f)	if you are convicted of any criminal offence other than an offence which in the reasonable opinion of the board of directors of the Company does not affect your position at the Company.

6.4	Before your employment ends or at the request of the Company, you must return to the Company all property belonging to the Company, including but not limited to access cards, communication devices, computers, documents (both physical and electronically stored copies), keys and all other things of every type that were acquired or prepared in connection with Company business and/or in the course of your employment. Failure to do so by you may result in the Company making appropriate deductions and/or enforcing all rights it may have under this Agreement and/or under applicable law against you.

6.5	Where applicable and to the extent permitted by law, any outstanding advances or other payments that may be due to the Company by you will be deducted before payment of any amounts is made to you upon termination of employment.

6.6	You acknowledge that any salary and/or any bonus to be paid to you at the end of your employment will be subject to any tax deductions (including but limited to withholding tax) that may be applicable in accordance with the law for the time being in force.

7.	LEAVE AND BENEFITS

7.1	You shall be entitled to the following:

(a)	health and medical insurance and benefits generally accorded by the Company to employees holding a similar position, as may be determined by the Company and any other benefits as may be set out in Schedule A;

(b)	paid annual leave as set out in Schedule A;

(c)	paid sick leave as set out in Schedule A, subject to the following provisions:

(i)	you are entitled to take sick leave if you are unable to attend work due to illness or injury as certified by a medical practitioner, provided that you notify the Company as soon as practicable of your absence. For the avoidance of doubt, sick leave includes hospitalisation and out-patient sick leave; and

(ii)	sick leave is available only for circumstances where an illness or injury genuinely prevents you from attending work as certified by a registered medical practitioner. Any abuse of this entitlement will be considered serious misconduct.

(d)	other paid and unpaid leave as set out in Schedule A; and

(e)	such other benefits as may be set out in Schedule A.

7.2	You may be required to work on gazetted public holidays. For each gazetted public holiday on which the Company requires you to work, your entitlement is set out in Schedule A.

8.	RESTRICTIVE COVENANTS

8.1	You hereby agree that for the duration of your employment with the Company and for a period of six (6) months commencing from your last day of service with the Company, you shall not at any time:

(a)	on your own behalf or on the behalf of or in association with a third party or in any capacity whatsoever, entice or seek to entice away from the Company and/or any of its affiliates, any directors, officers or employees, whether or not any such person would thereby commit a breach of his or her contract of service or employment;

(b)	on your own behalf or in association of or in association with any third party or in any capacity whatsoever, solicit or seek to solicit the business of any person, firm, company or party which at any time has been a customer or client of, or supplier of goods or services to, the Company and/or any of its affiliates, in competition with the Company and/or any of its affiliates; and

(c)	be engaged, concerned or interested whether directly or indirectly and whether on your own behalf or on behalf of or in association with any third party or in any capacity, whatsoever, in operating, performing, carrying on, or being employed by any business that competes with the business carried on by the Company and/or any of its affiliates for the time being in any territory which the Company and/or any of its affiliates operate.

8.2	You further agree that:

(a)	the restrictions contained in this paragraph 8 are no greater than is reasonable and necessary for the protection of the interests of the Company. If any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable;

(b)	your salary paid under this Agreement includes consideration for the obligations you have agreed to in paragraphs 8, 9 and 10 and that no other payments will be made to you during the period of your obligations and/or restrictions under paragraphs 8, 9 and 10;

(c)	you intend the obligations and/or restrictions under paragraphs 8, 9 and 10 to operate to the maximum extent;

(d)	damages may be inadequate to protect the Company’s interests and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any court in connection with the obligations and/or restrictions under paragraphs 8, 9 and 10; and

(e)	the obligations and/or restrictions under paragraphs 8, 9 and 10 are separate, distinct and several, so that the unenforceability of any obligation and/or restriction does not affect the enforceability of the other obligation and/or restriction.

8.3	Your obligations under this paragraph 8 will continue after your employment ends.

9.	CONFIDENTIALITY AND DATA PROTECTION

9.1	You shall not, during the continuance of your employment, or at any time after its termination:

(a)	disclose to any person or persons (except to those authorised by the Company to know, or as otherwise required by law);

(b)	use for your own purposes or for any purposes other than those of the Company; or

(c)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of,

any information about the Company or its business (including but not limited to any idea, concept, trade secret, financial information, customer and supplier information, process or know-how, procedures, data, marketing plans, business plans, unpublished balance sheets, budgets, licenses, pricing, costs and customer and supplier lists), such information being “Confidential Information”, that:

(i)	comes to your notice in the course of your employment; or

(ii)	is generated by you in the course of performing your duties,

that the Company considers to be confidential (whether or not marked confidential) or is not in the public domain (unless in the public domain because of a breach of confidentiality).

9.2	You must, without any limit on your duty of fidelity towards the Company, at all times not use or disclose any Confidential Information unless the use or disclosure is:

(a)	required by law;

(b)	made as part of the proper performance of your duties under this Agreement; or

(c)	agreed to by the Company in writing.

9.3	You must take all reasonable and necessary precautions to maintain the secrecy and prevent disclosure of Confidential Information. Confidential Information should not be disclosed even within the Company except as necessary for you to perform your duties or on a need-to-know basis. Unless you have obtained the Company’s consent in writing, you must not present, publish or otherwise disclose in any form or media any Confidential Information.

9.4	All records, papers, notes, reports, memoranda and all other documents (and all copies thereof) prepared, kept or obtained by you containing Confidential Information (in both physical and electronically stored formats) will be and remain the property of the Company and you will return all of the same that may be in your possession forthwith upon your employment ending.

9.5	You acknowledge that any disclosure by you of Confidential Information would materially harm the Company.

9.6	These restrictions continue to apply after the termination of your employment but shall cease to apply to Confidential Information which may become available to the public generally (unless in the public domain because of a breach of confidentiality).

9.7	You agree and consent that the Company may, where reasonably necessary, access, view, collect and/or retain any data which is saved, processed, transmitted and/or generated in computing devices, e-mail services and/or any storage devices provided to you.

9.8	You agree and consent that the Company may collect, use, disclose and process your personal data for the purposes of managing and administering your employment with the Company.

9.9	You will comply with all applicable law in connection with the protection of personal data, including but limited to the Personal Data Protection Act 2012. You will also comply with the Company’s Policies (as defined in paragraph 12 below) in connection with personal data protection and/or privacy.

10.	INTELLECTUAL PROPERTY

10.1	You agree that the Company, its Affiliates and/or its assigns own all the IP Rights in the Company’s Confidential Information. “IP Rights” shall mean any and all worldwide intellectual property rights, whether registered or unregistered, and similar rights, and include without limitation patents, utility models, design rights, semiconductor property rights, copyrights and ancillary copyrights, rights in trade marks, trade names, titles, trade secrets and know-how, rights deriving from corresponding applications of such rights, as well as rights in and entitlements to such rights, and other intellectual property and proprietary rights, but shall not include the IP Rights as set out in Schedule C, which the Company acknowledges that you own.

10.2	You agree that the Company will own the IP Rights to any information, inventions, creations or works of authorship created by you in the course of performing your duties under this Agreement except as agreed upon in writing between you and the Company. You agree to transfer any such IP Rights, to the fullest extent legally permissible, to the Company. Where such transfer is not legally permissible or effective, you hereby grant the Company an exclusive licence to use such IP Rights for all uses currently known and unknown, without any fee or other consideration being payable. Such licence is granted as broadly as legally possible and shall in particular, but without limitation, be unlimited (in respect of duration, territorial scope and scope of the rights concerned), exclusive, irrevocable and transferable and shall include the right to grant sub-licences to third parties. In particular, the licence shall include rights to permanently or temporarily reproduce the works underlying the respective IP Rights by any means and in any form, in part or in whole (including the loading, displaying, running, transmission or storage of works for the purposes of execution and processing of data or transmission to picture, sound and other data storage media) and the right to distribute, display and present such works and the right to make available such works to the public (for example via internet), and to transmit and to display the works by any means. The licence also includes rights to amend, translate, adapt, arrange and otherwise alter the works and to use such results in the same way as the original works.

10.3	Where required by the Company, you will perform further deeds, acts or declarations to entitle the Company and/or its assigns to ensure the licence mentioned above in its favour. You agree to execute any such further deeds or documents and to undertake any such further acts or make any requisite declarations forthwith. Any costs accruing in this context shall be borne by the Company.

10.4	You will not infringe any of the Company’s IP Rights during your employment with the Company and after your employment ends.

10.5	Your obligations under this paragraph 10 will continue after your employment ends.

11.	HEALTH AND SAFETY REGULATIONS

The company is committed to provide a safe working environment for all employees. You are required to abide by all health and safety rules and procedures operating within the Company.

12.	OTHER TERMS AND CONDITIONS

12.1	Use of Company Infrastructure: You will use the Company’s technology infrastructure (including but not limited to computers, electronic devices, software, copying machines and email accounts) solely for purposes related to the purposes of performing your duties and reasonable personal use only.

12.2	Company Policies: The Company has various policies and procedures (collectively “Policies”) that may be implemented and amended from time to time. You acknowledge that such Policies are and/or will also be terms and conditions of your contract of employment with the Company. You must familiarise yourself with these Policies and you agree to comply with them to the extent that they impose specific obligations on you. You acknowledge the Company’s right to make changes to the Policies, and to institute new policies and procedures, from time to time, and agree that such changes or additions will be binding from the time they are communicated.

12.3	Compliance with Applicable Law: In addition to this Agreement and to any Policies, your contract of employment with the Company will also be in accordance with applicable law for the time being in force.

12.4	Litigation and Regulatory Cooperation: You shall cooperate fully with the Company in the defence or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. You shall also cooperate fully with the Company in connection with any examination or review of any government authority as any such examination or review relates to events or occurrences that transpired while you were employed by the Company. If such cooperation is required after you cease to be employed by the Company, the Company shall pay you for such cooperation a consulting fee of United States Dollars Two Hundred (US$200.00) per hour, payable monthly in arrears, and will reimburse you for any reasonable pre-approved out-of-pocket expenses incurred in connection therewith. The Company shall not reimburse you the cost of independent legal counsel or the cost of other advisors you may elect to retain. This provision shall survive expiration or termination of this Agreement, regardless of the reason for termination of this Agreement.

12.5	Complete Agreement: This Agreement, the Policies, and any subsequent written amendments or written agreements, constitute the whole and only agreement between the parties hereto. Neither party will have any claim against the other with respect to any agreement or understanding, whether written or oral, made prior to the date hereof.

12.6	No Assignment: You may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company, except that payments to be made to you pursuant to Clauses 15, 16 and 17 below may be assigned by you, in whole or in part, conditionally or irrevocably, without the consent of the Company to a charity of your choice. The Company shall be entitled to assign this Agreement without your consent to any Affiliates of the Company on written notice provided there is no material change to your terms of employment. This Agreement shall inure to the benefit of and be binding upon the Company and you, their respective successors, executors, administrators, heirs and permitted assigns.

12.7	Enforceability: If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.8	Waiver: No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.9	Amendment: This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

12.10	Notices: Any notices, request, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice shall be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice shall be deemed to have been given on the day after delivery to such courier service) to you at the last address you have filed in writing with the Company or, in the case of the Company, at its main offices, Attention: Board of Directors.

12.11	Governing Law: It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with, and under and pursuant to the laws of Singapore and that in any action or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of Singapore shall be applicable without regard to the jurisdiction in which any action or other proceeding may be instituted.

12.12	Dispute Resolution: Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The seat of the arbitration shall be Singapore. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.

12.13	Acknowledgment and Consents: You hereby acknowledge, agree and consent as follows:

(a)	all restrictions contained herein are reasonable and valid and are essential to the protection of the interests of the Company or of your interests (as the case may be) and the survival of the respective parties’ activities;

(b)	in the event of a breach of any provision of this Agreement, the Company will suffer irreparable harm and monetary damages will not be sufficient to compensate for the breach. Accordingly, in the event of an anticipated breach, the Company may suffer irreparable harm and monetary will not be sufficient to compensate for the breach. Accordingly, in the event of a breach or anticipated breach, the Company may petition a court for preliminary and permanent equitable relief, including injunctive relief in order to prevent or put an end to any such breach and for an accounting of all profits and benefits arising out of such breach. Such rights and remedies shall be cumulative and in addition to any other relief, rights and remedies which the Company may have under the law, including but not limited to reasonable legal fees;

(c)	nothing herein shall be construed so as to limit or restrict any remedy at law which the Company or you may have against the other party for any breach of this Agreement.

12.14	Indemnity: You hereby agree to indemnify, hold harmless, and defend the Company and its officers, directors, partners, shareholders, executives, employees, and agents thereof, for and against any and all claims, actions, judgments, losses, obligations, liabilities, damages, costs and expenses, including attorneys’ fees, arising from, related to, or having as their basis, this Agreement; your breach of the terms of this Agreement; the access to, or disclosure or use of, Confidential Information by you or your agents; and any other fraud, willful or grossly negligent act or omission by you or your agents.

The Company hereby agrees to indemnify, hold harmless, and defend you for and against any and all claims, actions, judgments, losses, obligations, liabilities, damages, costs and expenses, including attorneys’ fees, arising from, related to, or having as their basis your performance of the services required of you under the terms of this Agreement, with the exception that the Company shall not indemnify you for claims, actions, judgments, losses, obligations, liabilities, damages, costs or expenses, against you, arising from, related to, or having as their basis acts or omissions by you or your agent(s) involving fraud, gross incompetence, gross negligence, or willful misconduct.

12.15	Employee Review: You acknowledge that you have reviewed the contents of this Agreement and fully understands its terms. You acknowledge that you are fully aware of your right to the advice of counsel, and that you understand the potentially adverse interest of the parties with respect to this Agreement. You further acknowledge that no representations have been made with respect to income or other tax or other consequences of this Agreement to you and that you have been advised of the importance of seeking independent advice of counsel with respect to such consequences.

13.	AUTHORISATION TO WORK IN SINGAPORE AND WARRANTIES

13.1	Where applicable, it is a condition of your employment under this Agreement that you have or continue to have, as the case may be, the necessary status that permits you to lawfully live and work in Singapore. Your employment will not commence unless and until you have such status.

13.2	Where applicable, it is your obligation to obtain or maintain, as the case may be, the entitlement to live and work in Singapore. However, the Company as a matter of goodwill and in its sole discretion may assist you in meeting your obligation. Should you lose your lawful entitlement to live and work in Singapore, this Agreement will terminate with immediate and automatic effect, with no compensation to you.

13.3	You warrant that all information provided by you to the Company regarding your experience and qualifications is accurate and truthful, and that you will provide full and frank disclosure, including the submission of documentary evidence upon request. You also warrant that you are competent, qualified and experienced to undertake the position as specified in this Agreement.

14.	OPTIONS

14.1	You will continue to be eligible for the grant of options to purchase shares of the Company and/or its Affiliates from time to time, such grant of options as may be approved by the Board of Directors. Payment of the option purchase price will remain your responsibility.

14.2	Unless specified otherwise at the time of any option granted, the options will expire five (5) years after the effective date of such grant. The Company agrees that if the outstanding ordinary shares of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganisation, recapitalization, reclassification, stock dividend, stock split, amendment to the Company’s organisational documents or reverse stock split, an appropriate adjustment will be made in the number and/or kind of securities allocated to any options granted, without change in the aggregate purchase price applicable to the unexercised portion of the options, but with a corresponding adjustment in the price for each share or other security then covered by the options. This Clause 14 will not apply to any sale of shares for value by the Company or to any other transaction in which the Company received new consideration. In case of any disagreement as to any adjustment to be made, the decision of the auditors of the Company shall be binding on both parties.

14.3	In the event this Agreement is terminated by the Company pursuant to Clause 6.3, or voluntarily by you, all vested and unexercised options will remain exercisable by you at any time prior to expiration of the option term. Any unvested options as of the effective date of such termination will be cancelled.

14.4	In the event that this Agreement is terminated by the Company pursuant to Clause 6.1 or as a result of a Constructive Termination (as defined below), all of the remaining unvested options will become immediately vested and exercisable. You may exercise any remaining options at any time prior to expiration of the option term.

For the purposes of this Agreement, “Constructive Termination” shall mean:

(a)	Any material change or re-assignment of your functions, duties, responsibilities or title by the Company which would result in your position with the Company having less dignity, responsibility, importance or scope than the position described in this Agreement;
(b)	Any breach or default by the Company or of the terms of this Agreement, which breach or default is not ceased or cured within thirty (30) days or written notice from you specifying such breach; or
(c)	The failure of the Company to pay you as and when due the compensation required by the terms of this Agreement.

14.5	In the event of your death or disability all the remaining unvested options will become immediately vested and exercisable. Your executor or other personal representative may exercise any remaining options at any time prior to expiration of the option term.

14.6	In the event of any conflict between Clauses 14.2 to 14.5 and the terms of any document by the Company from time to time in connection with the grant of any options to purchase shares (such document not being connected with this Agreement) (“Grant of Options”), the terms of the Grant of Options shall prevail.

15.	SEVERANCE BENEFITS

15.1	In the event this Agreement is terminated by the Company except in accordance with Clause 6.3 or as a result of a Constructive Termination by the Company, you will be entitled to severance benefits consisting of a lump sum payment equal to twenty-four (24) month’s salary (which you may be entitled to at the date of any such Constructive Termination) and a continuation of the other benefits as set out in this Agreement for a period of twenty-four (24) months from the effective date of termination.

15.2	Within five (5) days of any termination of you by the Company for any reason, the Company and/or its Affiliates will repay all loans, operating lines of credit, promissory notes, accounts payable, salary payable and other debt facilities, plus accrued interest owed to you, your spouse and your other family members, unless you waive the requirement in the form of written notice delivered to the Board of Directors of the Company and/or its Affiliates.

16.	INCENTIVE COMPENSATION

16.1	The Company agrees to pay you a perpetual commission of one per cent (1.0%) of net sales (defined as gross sales revenues less discounts) based on the sales of ALRT Products (defined below), whether occurring during or after the term of this Agreement, sold by the Company or any entity deriving its rights, directly or indirectly, to offer or sell such products or services from the Company. The said commission shall be paid by the Company even if you are no longer an insider, director, officer, employee or consultant of the Company. You may assign the said commission from time to time to any party at your sole discretion. Any assignee of the said commission shall also have the right to further assign the same from time to time at its sole discretion.

16.2	For the purposes hereof “ALRT Products” means any and all products and services of the nature or kind for which the Company or any of its subsidiaries receive revenues derived, directly or indirectly, from such products or services, including without limitation GluCurve Pet CGM and the Diabetes Solution.

17.	INTENTIONALLY BLANK

18.	RESTRICTION AGAINST ALIENATION

The Company agrees that without your consent it will not sell or otherwise dispose of or alienate all or substantially all of its assets to a third party or undertake any transaction that results in an entity other than the Company and/or its Affiliates owning all or substantially all the Company’s assets (such third party or other entity being herein referred to as the “Acquiree”) unless the Acquiree provides assurances satisfactory to you that it will be bound by the provisions of Clause 17 above.

19.	ACCEPTANCE OF OFFER

We look forward to you accepting this offer and hope we will achieve a mutually rewarding employment relationship.

Schedule A

Date of commencement:	1 July 2022 or the next business day upon receiving approval from the relevant authorities to commence employment in Singapore, whichever is later
Job designation:	Chief Executive Officer
You will report to:	The Board of Directors of the Company
Salary:	US$240,000 per annum paid in equal monthly instalments in the amount of US$20,000 commencing on the Commencement Date.
Bonus:	To be determined by the Company at its sole and complete discretion.
Allowance for travel, communications and entertainment:

The Company will be responsible for all of your reasonable expenses incurred in the course of performing services for the Company as contemplated by this Agreement and approved by the Board of Directors. You agree to provide reasonable documentation with respect to any expenses for which reimbursement is claimed.

Transport / vehicle allowance:	You shall be entitled to a monthly transport / vehicle allowance of US$800.
Club memberships:	You shall be entitled to be reimbursed for club memberships of your choice.
Benefits:	The Company will inform you in writing other benefits that you may be entitled to. Any such benefits may be varied and/or withdrawn by the Company at any time by giving written notice.
Medical leave:	Your medical leave entitlement is as provided in the table below. The total amount of paid outpatient and hospitalisation leave you may take is capped at your hospitalisation leave entitlement. Length of service Paid medical leave Paid hospitalisation leave (inclusive of medical leave) At least 3 months but less than 4 months 5 days 15 days At least 4 months but less than 5 months 8 days 30 days At least 5 months but less than 6 months 11 days 45 days At least 6 months 14 days 60 days
Health insurance:	You shall be entitled to supplemental health insurance for yourself and any dependents.
Annual leave:

Your annual leave entitlement is thirty-five (35) days. Any unused leave entitlement shall be forfeited if it is not used within the calendar year in which it accrues. The Company may at its sole and complete discretion allow you to utilise unused leave entitlement in the succeeding calendar year.

Maternity / adoption / paternity / shared parental leave:	Where applicable, your maternity / adoption / paternity / shared parental leave entitlement shall be as provided by applicable law.
Childcare leave	Where applicable, your childcare leave entitlement and your extended childcare leave entitlement shall be as provided by applicable law.
Unpaid infant care	Where applicable, your unpaid infant care leave entitlement shall be as provided by applicable law.
Entitlement for work on public holiday:	You will be entitled to one (1) day off in lieu to be taken at a mutually convenient time, subject to the prior approval of the Company.
Paid days for approved community initiatives and corporate social responsibility initiatives	You will be entitled to ten (10) days per year for community and corporate social responsibility initiatives in Singapore.
Notice period for termination:	Three (3) months subject to the conditions of this Agreement.
Place of work

Initially at residence. Subsequently at leased facilities once the Company enters into a lease agreement which is expected to occur effective June 2021. Once the premises are leased the place of work will be a combination of home residence based and at the Company premises.

SCHEDULE B

Scope of duties

Your duties as Chief Executive Officer of the Company will be as agreed between you and the Board of Directors of the Company from time to time.

SCHEDULE C

IP Rights owned by Chan Sidney Soong-Ling

To indicate your acceptance of the offer contained in this letter and all its terms and conditions, please sign and return a duplicate of this letter to us.

Yours sincerely

/s/ Benjamin Szeto

Mr. Ben Szeto, Company Secretary

For and on behalf of

ALR Technologies SG Pte. Ltd.

______________________________________________________________________________________

I have read and fully understood the terms and conditions stated above. I hereby confirm my acceptance of this letter and all its terms and conditions. I will commence work on the date of commencement as set out in Schedule A.

________________

Name: Chan Sidney Soong-Ling Signature: /s/ Chan Sidney Soong-Ling

NRIC / Passport No.: ________ Date: August 4, 2022

August 4, 2022

Mr. Sidney Soong-Ling Chan

53 Cairnhill Road

#33-01 Cairnhill Plaza

Singapore 229664

Dear Mr. Chan,

Re: Chief Executive Officer

The purpose of this letter is to record our mutual agreement relating to the terms and conditions under which you serve as Chief Executive Officer of ALR Technologies Inc. (“ALRT” or the “Company”) and Chief Executive Officer of ALR Technologies SG Pte. Ltd. (“ALR Singapore”).

Effective May 25, 2015, you and the Company entered into a Services agreement (the “Services Agreement”) for your continued services as ALRT’s Chief Executive Officer.

With the increased focus of our business in Singapore, the proposed corporate migration from the US to Singapore, and the fact that your residency has primarily been in Singapore since the March 2020 when COVID-19 was declared a pandemic, we have assisted you in securing an employment permit whereby you could be employed in Singapore.

On June 16, 2022 the application for your employment permit was accepted and on June 28, 2022 you received your employment permit. With effect from July 1, 2022 you have entered into an agreement (“Employment Agreement”) with ALRT Singapore under which you will serve as its Chief Executive Officer.

On May 17, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization with ALRT Singapore, relating to a proposed merger transaction pursuant to which all the outstanding shares of the Company will be acquired by ALRT Singapore in exchange for shares of ALRT Singapore which will result in ALRT becoming a wholly-owned subsidiary of ALRT Singapore.

In light of the foregoing you have agreed with the Company as follows:

(i)	Your Services Agreement, as amended is hereby terminated effective as of July 1, 2022. The termination will not affect your continuing to act as Chairman and Chief Executive Officer, and such other positions in the Company and its subsidiaries as you may hold;
(ii)	Since the Employment Agreement with ALR Singapore includes provisions for compensation in the event of termination, you hereby waive any right to termination compensation, including severance under paragraph 10.0 of the Services Agreement; and

(iii)	You hereby waive any compensation under the Services Agreement for the sale of business related to the merger transaction referred to above, specifically under paragraph 12.0 of the Services Agreement.

If you are in agreement that the above correctly reflects our agreement we shall appreciate your signing a copy of this letter where indicated and returning it to us.

Yours very truly

/s/ Ken Robulak

Mr. Ken Robulak

ALR Technologies Inc.

Director and Chair of the Compensation Committee

The undersigned accepts and agrees to the terms of this Agreement and has executed this Agreement this 4th day of August, 2022

/s/ Sidney Soong-Ling Chan

Mr. Sidney Soong-Ling Chan